Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Provides Feraheme® Safety Update

~ Conference call will be held today at 4:45 p.m. Eastern time ~

LEXINGTON, MA (February 5, 2010) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today provided a safety update on Feraheme® (ferumoxytol) Injection for intravenous use.

Since the commercial launch of Feraheme in July 2009, serious adverse events have been reported at a rate consistent with that contained in the U.S. package insert. Of the estimated 35,000 patient exposures to date, 40 serious adverse events have been reported, an approximate rate of 0.1 percent. No mortality signal has been observed. A single reported death occurred in a patient two days post-Feraheme treatment, which the Company does not believe was the result of Feraheme.

Important Safety Information about Feraheme

Feraheme is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with evidence of iron overload, known hypersensitivity to Feraheme or any of its components, and patients with anemia not caused by iron deficiency.

In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects receiving Feraheme, including three patients with serious hypotensive reactions.  Serious hypersensitivity reactions were reported in 0.2% (3/1726) of patients. Patients should be observed for signs and symptoms of hypersensitivity for at least 30 minutes following Feraheme injection and the drug should only be administered when treatment for hypersensitivity reactions is readily available. Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy.  As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging but will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients were diarrhea, nausea, dizziness, hypotension, constipation and peripheral edema.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast and conference call today at 4:45 p.m. ET to discuss today’s press release.

To access the conference call via telephone, please dial (866) 501-5516 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 7:45 p.m. ET on February  5, 2010 through midnight February 7, 2010.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for the live call and the replay is 55899073.

The call will be webcast and accessible through the Investors section of the Company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 7:45 p.m. ET on February 5, 2010 through midnight February 19, 2010.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.  On June 30, 2009, AMAG received approval from the U.S. Food and Drug Administration to market Feraheme® (ferumoxytol) Injection for the treatment of iron deficiency anemia in adult chronic kidney disease patients.  For additional company and product information, please visit www.amagpharma.com.

Feraheme® is a registered trademark of AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. Contacts

Amy Sullivan, 617-498-3303

Carol Miceli, 617-498-3361

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